Exhibit 3.2.3

THIRD AMENDMENT TO BYLAWS OF BALLANTYNE OF OMAHA, INC.

The Bylaws of Ballantyne of Omaha, Inc., a Delaware corporation, are hereby amended as follows:

ARTICLE II - BOARD OF DIRECTORS

Section 1.      Number, Election and Term of Directors.

Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be elected at the annual meeting of shareholders to serve one-year terms or until their successors are elected and qualified; provided, however, that directors serving on the date of the annual meeting of stockholders in 2006, including those elected at such meeting, shall continue to serve the remainder of their elected term.

Dated as of the 24th of May, 2006.

BALLANTYNE OF OMAHA, INC.

	By:	/s/ John P. Wilmers
John P. Wilmers, President

ATTEST:

/s/ Brad J. French
Brad J. French, Secretary